Exhibit 99.1

        5300 Town and Country Blvd., Suite 500
        Frisco, Texas 75034
        Telephone: (972) 668-8834
        Contact: Gary H. Guyton
        Director of Planning and Investor Relations
        Web Site:  www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. REGAINS COMPLIANCE
WITH NYSE MINIMUM TRADING PRICE REQUIREMENT

FRISCO, TEXAS, September 2, 2016 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that the New York Stock Exchange (the "NYSE") has notified the Company that it has regained compliance with the NYSE's continued listing requirements relating to the minimum required stock price.  The NYSE requires that the average closing price of a listed company's common stock be no less than $1.00 per share over a consecutive 30 trading-day period and the stock price close above $1.00 per share on the last trading day of the month to provide an accelerated cure of non-compliance.

In addition to regaining compliance with the minimum stock price standard, the Company continues to follow all NYSE requirements to regain market capitalization compliance, including the submission to the NYSE of quarterly operational updates.  The NYSE listing standards require an average market capitalization of not less than $50 million over a 30 trading day period.  The Company's current market capitalization is $84.5 million (based on approximately 12.5 million shares outstanding and the closing price of $6.76 as of September 1, 2016).  The Company could regain full compliance either at the end of the 18 month plan period available or based on two consecutive quarterly monitoring periods in compliance.

Comstock Resources, Inc. is an independent energy Company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.